Exhibit 10.3
CREDIT FACILITY AGREEMENT
dated 14/03/2008
between
PILOT SAS
the Borrower
and
CREDIT LYONNAIS
BNP Paribas
SOCIETE GENERALE
the Banks
and
BNP Paribas
Security Agent
and
SOCIETE GENERALE
Credit Agent
Translation from the French

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1.	DEFINITIONS		4
2.	AMOUNT AND TERM		5
3.	PURPOSE		5
4.	SECURITY		6
5.	CONDITIONS PRECEDENT		6
	5.1	Conditions precedent applicable to the initial Drawing	6
	5.2	Other conditions precedent	6
6.	UTILIZATION		6
	6.1	Drawing methods	6
	6.2	Term and amount of each Drawing	7
7.	INTEREST		7
	7.1	Interest rate	7
	7.2	Effective Global Rate	7
	7.3	Late payment interest	7
8.	EARLY REPAYMENT		7
	8.1	Voluntary early repayment	8
	8.2	Compulsory early repayment	8
	8.3	Joint provisions	8
9.	EARLY ABANDONMENT		8
10.	DECLARATIONS BY THE BORROWER		8
11.	UNDERTAKINGS BY THE BORROWER		9
	11.1	Positive covenants	9
	11.2	Negative covenants	9
12.	PREPAYMENT		10
	12.1	Prepayment Event	10
	12.2	Occurrence of any Prepayment Event	11
13.	COSTS AND COMMISSIONS		11
	13.1	Commissions	11
	13.2	Miscellaneous costs	11
14.	THE CREDIT AGENT		12
	14.1	Role of the Credit Agent	12
	14.2	Instructions from the Banking Majority	12
	14.3	Exoneration from liabilities	12
	14.4	Declarations and undertakings made by the Banks in relation to the Credit Agent	12
	14.5	Change in Credit Agent	14
15.	THE SECURITY AGENT		14
	15.1	Designation	14
	15.2	Mandate	14
	15.3	Liability of the Security Agent	14
	15.4	Collection of funds in relation to the implementation of the Security	15
	15.5	Compensation of the Security Agent	15
	15.6	Succession to the Security Agent	15
16.	MISCELLANEOUS		15
	16.1	Accounting	15
	16.2	Place of payment	16
	16.3	Allocation of payments	16
	16.4	Division of payments	16
	16.5	Fiscal regime	16
	16.6	Occurrence of any new circumstances	16
	16.7	Absence of any release	17
	16.8	Notifications	17
	16.9	Modifications and releases	17
	16.10	Credit Transferability	17
	16.11	Law on Information Technology and Freedom of Information	18
Translation from the French

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PILOT SAS, société par actions simplifiée with one sole shareholder, with share capital of EUR 27,942,800.00, identified with the Paris Trade and Companies Register under the number 070 501 374, whose registered office is located 26/28, rue Danielle Casanova, 75002 Paris, represented by Mr. Sébastien LOUX acting in his capacity as President, by virtue of the Minutes of the Resolutions of the Sole Shareholder, Holder of the Ordinary Shares, choosing the registered office as domicile for the purpose of the execution of this Agreement,
(hereinafter, the “Borrower”),
on the one hand,
and
BNP Paribas, société anonyme with share capital of EUR 1,811,390,890, whose registered office is located 16, Boulevard des Italiens, 75009 Paris, incorporated with the Paris Trade and Companies Register under the number 662 042 449, EC identification number FR 76662042449, Orias identification number 07 022 735, represented by its agent Ms. Laurence PONS by virtue of a power of attorney dated March 7, 2008,
SOCIETE GENERALE, société anonyme with share capital of EUR 583,270,841.25 EUR, incorporated with the Paris Trade and Companies Register under the number 552 120 222, whose registered office is located 29, Blvd Haussmann, Paris, represented by Franck MEREL acting in his capacity as Commercial Director — Business Banking, Bayonne Business Banking Department, by virtue of a power of attorney granted by Jean-Paul BARBET, acting in his capacity as Director of the Bayonne Business Banking Department of the said company dated
March 16, 2004 and renewed by Jean-Paul Brunel on December 12, 2006, choosing the Agency as domicile for the purpose of the execution of the Agreement,
CREDIT LYONNAIS, société anonyme with share capital of EUR 1,846,714,837, incorporated with the Lyon Trade and Companies Register under the number 954 509 741, whose registered office is located 18, rue de la République, Lyon, represented by Christophe DELECOURT acting in his capacity as Commercial Director by virtue [of the powers delegated to him on May 14, 2007, with option to sub-delegate, by the Director of the Business and Institutional Contracts Department of LCL—Crédit Lyonnais, Mr. Paul CARITE, residing 5, rue Grétry, 75002 Paris, choosing the Dauphiné Savoie Business Banking Department located 1, rue Molière, 38000 Grenoble, as domicile for the purpose of the execution of the Agreement,
(hereinafter, designated collectively as the “Banks” and individually as the “Bank”), on the other hand,
BNP Paribas
(hereinafter, the “Security Agent” (Agent des Sûretés))
SOCIETE GENERALE
(hereinafter, the “Credit Agent” (Agent du Crédit))
Translation from the French

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THE FOLLOWING HAS BEEN AGREED:
     1. DEFINITIONS
When used in the Agreement and its Appendices, the words and expressions set out below shall have the following meanings:

“Agency”	designates the agency of each of the Banks, as indicated at Article 0

“Notice of Renewal”	designates the request made by the Borrower to the Agent, pursuant to Article 6 and in accordance with the model featured in Appendix 2

“Notice of Drawing”	designates the requested made by the Borrower to the Agent, pursuant to Article 6 and in accordance with the model featured in Appendix 2

“Compulsory Early Repayment Event”	designates any compulsory early repayment event, as stipulated at Article 8.2

“Prepayment Event”	designates one of the events or circumstances described at Article 12.1

“Change in Control/Shareholding Structure”	designates any change resulting in:

     (i) the Borrower’s level of investment in the share capital of NA PALI SAS being reduced to a level of less than 100%

     (ii) the direct or indirect control of the Borrower, as defined by article L. 233.3.I of the [French]
      Commercial Code, being acquired by a legal entity other than Quiksilver Inc.

“Reinvestment Costs”	designates the amount in euros by which:

(i) the amount of interest, calculated by the Interest Rate, that the Bank should have received for the amount thus reimbursed for the period running from the repayment date up until the last day of the relevant Interest Period, if such amount in principal had been received by the Bank on the last day of the said Interest Period;

is in excess of

(ii) the amount that this Bank could obtain by placing the repaid amount with a leading bank on the Eurozone interbank lending market for the period running from the first Business Day following this repayment date up until the last day of the relevant Interest Period

“Compulsory Costs”	designates the costs borne by the Banks due to their being subject to all regulations concerning compulsory reserves, emanating from the European Central Bank or from any other financial authority with competency in relation to the Credit, granted or made available by one Bank via the intermediary of a branch subject to the said regulations

“Agreement”	designates the present agreement, including the preamble hereto, all its Articles (the “Articles”) and its Appendices (the “Appendices”), which form an integral party of such Agreement

“Credit”	designates the revolving credit facility granted pursuant to Article 3

“Drawing Date”	designates the date on which the Drawing under consideration must be made available

“EONIA”	designates the arithmetical average of the overnight inter-bank lending rates granted by certain benchmark banks, such average being weighted in direct proportion to the volume of transactions completed. This rate is calculated by the European Central Bank and published by the European Banking Federation on page 247 of the Telerate server on the TARGET Business Day following the date of the transactions used for its calculation.

In the event of any modification having an effect upon the composition and/or definition of EONIA, as well as in the event of the disappearance of EONIA and its replacement by an index of the same type or equivalent, and also in the event of any modification concerning the publishing body or the publication methods, the index resulting from such modification or from such substitution shall automatically apply (this provision having no impact upon payability and therefore not constituting an agreement on settlement periods)

“EURIBOR”	designates the arithmetical average of rates offered by a benchmark panel of banks for deposits in euros over a fixed period. EURIBOR is calculated on the basis of a 360-day year by the European Banking Federation and is published at 11 a.m. (Central European Time) on page 248 of the Telerate server two TARGET Business Days before the start date of the corresponding Interest Period.
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In the event of any modification having an effect upon the composition and/or definition of EURIBOR, as well as in the event of the disappearance of EURIBOR and its replacement by an index of the same type or equivalent, and also in the event of any modification concerning the publishing body or the publication methods, the index resulting from such modification or from such substitution shall automatically apply (this provision having no impact upon payability and therefore not constituting an agreement on settlement periods)

“Material Adverse Event”	designates any event having an adverse effect upon their capacity to meet their obligations pursuant to the Agreement

“Subsidiary”	designates any company controlled either directly or indirectly by the Borrower pursuant to article L. 233.3.I of the [French] Commercial Code

“Group”	designates jointly the Borrower and its Subsidiaries, and “Group member” designates each of these companies, as designated in the organizational chart attached hereto in an Appendix

“Business Day”	designates any whole day (excluding Saturdays) on which the interbank market is operational and on which the banks are open in Paris

“TARGET Business Day”	designates a day on which the TARGET payment system is open. The Trans-European Automated Real-time Gross settlement Express Transfer system (TARGET) links the European Central Bank to the national central banks of the Member States of the Economic and Monetary Union, via their respective national real-time gross settlement systems (hereinafter, “RTGS”). The TARGET interconnection system is open on all days on which at least two RTGS are open and connected (excluding Saturdays and Sundays). It is closed on January 1st and December 25th

“Banking Majority”	designates the Bank or Banks whose total undertakings pursuant to Drawings represent at any time over 66.66% of the Drawings or, in the absence of any current Drawings, the Bank or Banks whose undertakings represent over 66.66% of the total amount of the Credit as defined at Article 2

“Applicable Margin”	designates the margin applicable to the Credit, equal to 0.80%

“Available Amount”	designates, at a given date, the Credit amount at such date, minus the total Drawings as of such date and the total Drawings requested pursuant to a Notice of Drawing but not yet made available and any potential partial renunciations that may have been made

“Interest Period”	designates, for the calculation of interest, a period of 1, 2 or 3 months or any shorter term, pursuant to the provisions Article 0

“Renewal”	designates a Drawing for an amount equal to or less than an existing Drawing, the Drawing Date of which corresponds to the repayment date of such existing Drawing

“Security” (Sûreté)	designates the guarantee provided by Quiksilver Inc.

“Drawing”	designates the utilization of the Credit made by the Borrower pursuant to the provisions of the Agreement
     2. AMOUNT AND TERM
The Banks hereby make available to the Borrower, in accordance with the methods and conditions defined in the Agreement, a Credit facility of a maximum of EUR 70,000,000.00 (seventy million euros), as from the date hereof and for a term of 6 months. At the Borrower’s request, made by July 15, 2008 at the latest, this credit may be renewed once for an additional term of 6 months, by the unanimous decision of the Banks, i.e., up until March 14, 2009, date by which the capital and interest must have been fully reimbursed. If no unanimous agreement, notified by recorded delivery letter with confirmation of receipt, has been reached by the Banks by August 14, 2008, the credit facility shall not be renewed upon expiry.
Each Bank shall participate in the Credit at the levels indicated in Appendix 1 hereto.
Each Bank undertakes, individually and without joint liability with the other Banks, to participate in the Credit.
The Banks cannot be held liable for any potential participation default and for the failure of one or several of the other Banks.
     3. PURPOSE
The Credit is aimed at financing the short-term requirements of the Borrower and of its Subsidiaries.
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The Agent and the Banks shall not be obliged to verify that the utilization made of the Credit conforms to the purpose indicated herein and shall have no liability whatsoever in this respect.
     4. SECURITY
The Credit is covered by a guarantee issued the company Quiksilver Inc. in a separate deed, for the total of all amounts due pursuant to the Agreement.
     5. CONDITIONS PRECEDENT
The Credit is made available subject to the prior or simultaneous fulfillment (satisfactory to the Agent with regard to both the form and the content) of all of the conditions listed in Articles 5.1 and 5.2 below.
     Conditions precedent applicable to the initial Drawing
No Drawing can take place unless the Credit Agent has received from the Borrower all of the following documents, certified conform by the Borrower’s legal representative:
a)	a copy of the Borrower’s by-laws and articles of association, together with a K-Bis certificate confirming incorporation with a Trade and Companies Register dated within the last 3 months;

b)	a copy of the resolution appointing the Borrower’s legal representative;

c)	an example of the signature of the Borrower’s President;

d)	an up-to-date organizational chart for the Group;

e)	Quiksilver Inc.’s guarantee, in accordance with the model guarantee attached as an appendix to this Agreement;

f)	documents in relation to Quiksilver Inc. (authorization, legal opinion...);

g)	confirmation of receipt by the Credit Agent of the abandonment made by certain members of the Group: Skis Rossignol SAS, Dynastar SAS, Look SAS, Rossignol Skis Deutschland GmbH and Rossignol Osterreich GmbH, of any utilization of any current banking facility (overdraft facility, discounting and cash loans) authorized by the Banks, notified but not due as of the date hereof.
If all of the conditions precedent prior to an initial Drawing have not been fulfilled by March 15, 2008 at the latest, the Agreement shall automatically become null and void, except if the Banks expressly and unanimously agree in advance to grant an extension to this date.
     Other conditions precedent
The Banks shall be obliged to make the Credit available only if, as of the date of the Notice of Drawing and as of the Drawing Date:
a)	the declarations made by the Borrower at Article 10 herein are accurate;

b)	no Prepayment Event has arisen;

c)	no Material Adverse Event has occurred;

d)	the expenses and commissions described at Article 13 herein have been paid.
     6. UTILIZATION
     Drawing methods
Each Drawing must be made on a date corresponding to a Business Day. The Notice of Drawing or of Renewal must be served upon the Credit Agent by mail or by facsimile, which shall act as proof of the instructions.
The Notice of Drawing or of Renewal must have been received by 4 p.m., 4 TARGET Business Days at the latest before the day on which the funds are to be made available.
The payable date for each Drawing must also correspond to a Business Day.
Each Notice of Drawing or of Renewal shall be irrevocable.
Translation from the French

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The Credit Agent must immediately notify to each Bank the characteristics of the Drawings requested and each Bank’s level of participation as a percentage of such Drawing.
If the conditions stipulated in the Agreement have been met, each Bank shall be obliged, on the Drawing date, to make available to the Credit Agent, on behalf of the Borrower, its participation in the Credit.
     Term and amount of each Drawing
The Credit may be utilized by Drawings with a term of 1, 2 or 3 months or with a shorter term of a minimum equal to 15 calendar days solely if such term enables a Drawing payment date to coincide with a date for the reduction of the Credit amount. Each Drawing must be repaid on the last Business Day of the Interest Period, it being stipulated that, in the event of a request for the Renewal of a Drawing, the repayment pursuant to the previous Drawing and release of funds pursuant to the Renewal shall be made by off-setting.
Each Drawing must be for an amount equal to at least EUR 1,000,000.00 (one million euros) or greater than this amount in increments of EUR 500,000.00 (five hundred thousand euros), and must be within the limit of the Available Amount.
The Drawing’s payment date shall not be later than the date for repayment of the Credit.
     7. INTEREST
     Interest rate
The Credit shall bear interest at EURIBOR for the Interest Period, increased by the Applicable Margin and by any Compulsory Costs, if applicable.
Therefore, at the start of each Interest Period, i.e., on the Drawing or Renewal date, the Credit Agent shall acknowledge the EURIBOR rate published 2 TARGET Business Days prior to the start of each Interest Period. This rate shall be retained in order to define the rate for the relevant Interest Period, which shall be notified to the Borrower.
For Drawings with a term of between 15 calendar days and one month, the 1-month EURIBOR published 2 TARGET Business Days before the Drawing or Renewal Date shall be retained.
The rate shall be notified by the Credit Agent to the Borrower and to the Banks.
Interest shall be calculated by the Credit Agent for the exact number of days concerned within the Interest Period (from the first day, inclusive, to the last day, exclusive) calculated on a basis of a 360-day year.
Interest shall be paid by the Borrower to the Credit Agent on the last day of each relevant Interest Period.
If this day does not correspond to a Business Day, payment shall be postponed until the next Business Day.
     Effective Global Rate
As the Credit generates interest at a floating rate, it is impossible to calculate an Effective Global Rate valid for the entire term of the Credit. However, the Credit Agent shall inform the Borrower, by way of an example, that in the event of the utilization of the maximum Credit amount as from the signature of the Agreement, and on the basis of all of the financial conditions described herein and of the most recently published EURIBOR 3-month rate at the date of signature of the Agreement, i.e., 4.40600% per annum, the period rate on this basis for an Interest Period would be 1.8254%. The Effective Global Rate, which is the annual rate in proportion to the period rate, therefore reaches 7.30% per annum.
     Late payment interest
Any amount outstanding pursuant to the Agreement shall automatically bear interest as from the usual or early payment date (inclusive) and up to the effective date of payment (exclusive) on the basis of EONIA increased by (i) the Applicable Margin and (ii) 3% per annum, without any obligation for the Credit Agent or the Banks to serve prior notification whatsoever.
Such late payment interest, if due for an entire year, shall generate interest pursuant to Article 1154 of the [French] Civil Code.
The provisions of this Article shall have no impact on the payability of any amount due pursuant to the Agreement and shall not constitute an agreement as to the payment period or any form of release whatsoever by the Banks with regard to their rights pursuant to the Agreement.
Translation from the French

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     8. EARLY REPAYMENT
     Voluntary early repayment
The Borrower may make advance repayment of one or more current Drawings with the express prior agreement of the Banking Majority only.
Any such voluntary early repayment must cover the entire amount of a Drawing only and may only be made on a Business Day.
The Borrower must inform the Credit Agent, at least 8 calendar Days before the chosen repayment date, by recorded delivery letter with confirmation of receipt, of its intention to make a voluntary early repayment of the Credit.
     Compulsory early repayment
The Borrower must repay all or part of the Drawings in the case of any of the following Compulsory Early Repayment Events:
In the event of the disposal of 50% or less of the share capital or voting rights of the Group members, direct or indirect subsidiaries of SKIS EXPANSION, or of any fixed asset (tangible or intangible), with the exception of the former St Etienne de Crossey plant and of the former Voiron registered office, or of any financial asset held by the Group members, direct or indirect subsidiaries of Skis Expansion, of an aggregate amount greater than EUR 5,000,000 (five million euros), the Borrower must make a repayment of Drawings corresponding to the amount received as a result of such disposal.
In the event of the disposal of a majority of the share capital or voting rights of the Skis Expansion or SKIS ROSSIGNOL SAS Group members, the Borrower must repay the Drawings in full.
Any compulsory early repayment must take place on the last day of the Interest Period immediately following the occurrence of the Compulsory Early Repayment Event.
     Joint provisions
Any early repayment, partial or total, shall be final.
Any early repayment, compulsory or voluntary, shall entail the payment of all interest generated on the amount repaid in advance but shall not entail the payment of any penalty (subject to the obligation to pay any Reinvestment Costs).
     9. EARLY ABANDONMENT
The Borrower may at any time abandon all or part of the Available Amount, covering a minimum of EUR 5,000,000 (five million euros) or any greater amount which must be a multiple of EUR 1,000,000 (one million euros).
The Borrower must inform the Credit Agent of the amount of the envisaged abandonment at least 30 calendar days prior to the chosen release date by recorded delivery letter with confirmation of receipt.
Any abandonment shall be final.
     10. DECLARATIONS BY THE BORROWER
The Borrower declares and guarantees to the Banks, on its own behalf and on behalf of the Group members, that as of the date of signature of the Agreement:
a)	the Borrower and the Group members are properly incorporated companies with a valid existence pursuant to the laws of their country of incorporation and have the capacity to carry out their respective commercial activities and to own their assets;

b)	the Borrower has the legal authority to execute and to perform its undertakings pursuant to the Agreement. The signature and performance thereof are in accordance with the Borrower’s corporate purpose and have been validly authorized by the corporate bodies and competent authorities of the Borrower and require no further authorization by them;

c)	the signature and performance of the Agreement do not contravene any legal or regulatory provision or any provisions stipulated in the by-laws, or any contract or agreement to which the Borrower and the Group members are party;

d)	the Bank loan pursuant to the Agreement is classed at least as unsecured lending (créance chirographaire), subject to all legal privileges;

e)	no legal or financial event has taken place (in particular, no court hearing, legal action, trial or judicial or administrative proceedings are underway or, to the best of its knowledge, on the point of being launched) that could prevent or prohibit the signature of the Agreement, or that could constitute a Prepayment Event or a Material Adverse Event;
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f)	none of the documents listed at Article 5 and submitted to the Credit Agent contain, as of the date of their submission, any inaccurate information;

g)	all of the accounting documents drawn up concerning the Borrower and the Group members and submitted to the Credit Agent are correct and sincere, have been prepared in accordance with generally-accepted accounting standards in France (or in the country of its establishment) applied in a consistent manner from one fiscal year to the next, and provide a sincere and faithful description of the financial situation and earnings of the Borrower and of the Group members;

h)	the Borrower and the Group members have no outstanding amounts owing in relation to their fiscal obligations and to obligations relating to social security payments, and no action, measure or procedure, fiscal or legal, of any kind whatsoever, has been launched or, to the best of the Borrower’s knowledge, is about to be launched, that would be liable to jeopardize their capacity to meet their undertakings;

i)	the Borrower has not granted any other real or personal security other than that cited in Appendix 3 hereto and, more generally, has not made or received any off-balance sheet undertakings other than those expressly mentioned in the most recent accounts disclosed pursuant to Article 11.1 and those generated by its ordinary commercial activities and not yet recorded in the said corporate accounts;

j)	the Borrower and the Group members are covered by all insurance policies for damages and civil liability, in accordance with the risk coverage generally required in their business sector;

k)	the organizational chart featured in Appendix 4 hereto gives details of all Subsidiaries of the Borrower and indicates the percentage of the Borrower’s holding in each Subsidiary.
Unless if otherwise notified by the Borrower, these declarations shall be considered as having been reiterated as of the date of each Notice of Drawing and as of the first day of each Interest Period.
     11. UNDERTAKINGS BY THE BORROWER
     Positive covenants
The Borrower makes an undertaking:
a)	to use in priority the funds generated by the initial Drawing to make cash credits to the current accounts of its Subsidiaries (Skis Rossignol SAS, Dynastar SAS, Look SAS, Rossignol Skis Deutschland GmbH and Rossignol Osterreich GmbH) for the purpose of the reimbursement of current banking facilities (overdraft facilities, discounting and cash loans) still used by these Subsidiaries with the Banks;

b)	to provide to the Credit Agent, upon their establishment and within 3 months at the latest following the end of each fiscal year, a copy of its corporate accounts (including notably a balance sheet, an earnings statement and their appendices, as well as any other document required by law), certified exact by the corporate representative of each company concerned and, within 6 months, a copy certified without reserves by the statutory auditors and accompanied by the statutory auditors’ report, as well as all documents of the same type concerning the accounts of the Group members;

c)	to inform the Credit Agent within fifteen days, by producing, at its cost, all necessary documentary evidence, of all transformations of a legal type concerning the Borrower and concerning the Group members (in particular, any change in designation, voluntary liquidation, cessation of business, or any change in the powers of attorney of the natural persons authorized to do business in their names) and of any voluntary or court-ordered procedure liable to have an impact upon the rights of their creditors;

d)	to inform the Credit Agent immediately of any event liable to constitute a Prepayment Event or a Material Adverse Event;

e)	to inform the Credit Agent immediately of the occurrence of any Compulsory Early Repayment Event;

f)	as from the date hereof, to provide to the Credit Agent all documents necessary in order to justify any transaction involving the disposal of a fixed (tangible or intangible) asset, with the exception of the former St Etienne de Crossey plant and of the former Voiron registered office, or of any financial asset held by the Group members, direct or indirect Subsidiaries of Ski Expansion, within 3 months at the latest or if the threshold of EUR 5,000,000 (five million euros) has been reached (cf. Article 8.2).
     Negative covenants
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Except with the prior agreement of the Banking Majority, the Borrower, for so long as it shall continue to be a debtor pursuant to the Agreement, makes an undertaking:
a)	not to modify, and to ensure that the Group members do not modify, the relevant corporate purpose, legal status or nature of commercial activities as in existence on the day of the signature of the Agreement;

b)	not to carry out any Change in Control, and to ensure that no such Change in Control is carried out;

c)	not to carry out any reduction in share capital;

d)	not to carry out any merger, merger by absorption, or demerger transaction;

e)	not to grant any security for any present or future debt (other than to allow the financing of an asset acquisition, when such security relates exclusively to the said asset and guarantees the payment and financing thereof), or security for any guarantee undertaking concluded with or toward any entity whatsoever, present or future, for any mortgage, pledge, endorsement or other rights or guarantees of any kind whatsoever over all or part of its assets or income, present or future, without granting to the Banks the same security, of the same rank, or without conferring upon them any other type of security that the Banks shall deem to be an equivalent thereto;

f)	to inform the Credit Agent immediately and in writing of the implementation by any creditor, notably by any Bank, of any acceleration of payment or any event of Prepayment, with or without advance notice, in relation to any loan, credit, or other financial assistance granted to the borrower or to the other Group members;

g)	to inform the Credit Agent immediately and in writing of any positive or negative undertakings (“to do” or “not to do”) made or to be made to any Bank, the non-performance or breach of which could result in the accelerated or Prepayment of the obligation in relation to which such undertaking would have been made, and to allow the Banks to benefit, in the event of such an undertaking having been made, either from the same undertaking (if not already granted herein) or from equivalent rights or advantages satisfactory to such Banks;

h)	not to take out any additional bank loans (excluding undertakings made via signature) for an aggregate amount greater than EUR 10,000,000 (ten million euros);

i)	not to make any loans or credits other than those to Group members, and to ensure that the Borrower’s Subsidiaries do not make any such loans or credits;

j)	not to ask its competent corporate bodies to vote on any draft resolution for the payment of dividends in favor of its shareholders.
     12. PREPAYMENT
     Prepayment Event
Each of the following scenarios, concerning the Borrower or the members of the Group or Quiksilver Inc. constitutes a Prepayment Event:
a)	any amount whatsoever having become payable pursuant to the Agreement which is not paid at the payment date, unless this payment default is the result of an administrative or technical error beyond the control of the Borrower and is remedied within 3 (three) Business Days;

b)	any of the declarations made at Article 10 whatsoever being inaccurate or incorrect at the time at which it was made or reiterated, excluding cases caused by a simple material error;

c)	any one of the undertakings made in the Agreement (and notably, but not exclusively, those made at Article 11);

d)	the voluntary liquidation or cessation of business is decided by the Borrower, or by a Group member (excluding the company Zebraska or Quiksilver Inc. the net book value of which was greater than EUR 500,000 (five hundred thousand euros) as of December 31, 2007;

e)	the launch of any voluntary or court-ordered procedure liable to have an impact upon the rights of the creditors of the Borrower or of a Group Member or Quiksilver Inc. (notably including ad hoc administration, conciliation, court-ordered liquidation or decision leading to the total or partial assignment of the company concerned or of the Agreement in the context of any collective proceedings, or of any similar proceedings under foreign law);

f)	the Borrower or a Group member or Quiksilver Inc. is in a irreparably compromised situation or adopts conduct of a seriously reprehensible nature, as defined by Article L. 313.12 of the [French] Monetary and Financial Code;
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g)	a payable amount, due to any party whatsoever by the Borrower or by its Subsidiaries, and corresponding notably to fiscal or tax contributions and social security contributions is unpaid, and all amounts outstanding pursuant to any loan whatsoever granted by the Banks or by a third party in the context of another contract become due in advance for any reason whatsoever, except if the payability of the debt has been challenged in good faith and the matter has been brought before the competent courts, in which case the alleged breach shall not be enforceable by the Banks until the court has confirmed the payability of the debt in question;

h)	a Change in Control takes place;

i)	the corporate accounts of the Borrower or of its Subsidiaries are not certified or are certified with reserves by the statutory auditors.
     Occurrence of any Prepayment Event
The Credit Agent, following instructions from the Banking Majority, may render payable in advance all amounts owed by the Borrower pursuant to the Agreement in the event of the occurrence of a Prepayment Event. However, the Borrower and the Banks shall hold consultations together during a period of 15 business days in order to seek a solution.
It is particularly agreed that if the Banks wish to exercise their rights pursuant to Article        herein, the entire amount of the Credit shall become due.
The Credit Agent shall inform the Borrower, by recorded delivery letter with confirmation of receipt, of the declaration of the Credit’s payability in application of the provisions of Article 12 herein. There shall be no requirement for the completion of any other formality. Any payment or settlements after such letter shall not act as an obstacle to such Prepayment.
The mailing by the Credit Agent to the Borrower of this recorded delivery letter shall automatically render payable all amounts owed by the Borrower pursuant to the Agreement, which shall continue to be in force up until the complete settlement of the said amounts.
     13. COSTS AND COMMISSIONS
     Commissions
A confirmation commission of 0.20% per annum, calculated on the amount of the Credit defined at Article 2 on the basis of a 360-day year, shall be paid each quarter in advance by the Borrower to the Agent. The Credit Agent shall make repayment to the Banks, in direct proportion to their investment in this Credit, each quarter in advance and for the first time on date of the signature of the Agreement.
Furthermore, the Borrower shall pay to the Credit Agent a EUR 10,000 (ten thousand euro) agency commission, payable once upon the signature of the Agreement.
Furthermore, the Borrower shall pay to the Surety Agent a EUR 5,000 (five thousand euro) agency commission, payable once upon the signature of the Agreement.
     Miscellaneous costs
As of the date of signature of the Agreement, the Borrower shall pay handling fees (frais de dossier) of EUR 300,000.00 (three hundred thousand euros) to the Credit Agent, which shall definitively become the property of the Credit Agency upon payment and divided up between the participating Banks in direct proportion to their investment in the Credit.
If the Credit is, now or in the future, guaranteed by one or more sureties granted by a third-party guarantor in a separate deed, the Borrower undertakes to bear the cost of all rights, duties, taxes, penalties and costs (including all fees and disbursements for advisors and legal counsel, and all related taxes) that might be generated by the said act together with its performance, including all costs for the registration in the event of the completion of this formality. Such costs include those generated by the annual notification of the surety defined by law. The cost of this information is featured in the information documents relating to the periodically-updated tariffs which are available in the agencies of the Credit Agent.
Without prejudice as to the other provisions of the Agreement, the Borrower shall indemnity the Credit Agent and each of the Banks, upon presentation of the appropriate documentary proof, for all amounts, including interest and reasonable costs (notably legal costs, the fees and disbursements of advisors and legal counsel, and all related taxes), and for all costs (including Reinvestment Costs) and losses borne by the Banks for the implementation of the Agreement and its performance, notably in the event of the occurrence of a Prepayment Event. This shall also be the case for all costs and fees incurred by the Banks, including court costs, for the purpose of the recovery of amounts owed by the Borrower.

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     14. THE CREDIT AGENT
     Role of the Credit Agent
Each of the Banks grants a mandate to the Credit Agent, who hereby accepts:
a)	to act on its behalf in the context of the Credit in order to take any measure and to exercise all rights, powers and discretionary appreciation faculties that are expressly granted to such Credit Agent or delegated by the terms and conditions of the Agreement, as well as those that would be the reasonable consequence thereof, except for the power to appear and plead before the courts and to reach a settlement;

b)	to represent it in all acts, notifications and formalities concerning its relationship with the Borrower in the context of the Credit.
The Agent shall have only those obligations, powers, functions and discretionary appreciation faculties that are expressly specified in the Agreement and in any related deed. Such obligations, powers, functions and discretionary appreciation faculties are of an exclusively technical and administrative nature.
The Agent shall communicate as soon as possible to the Banks all notifications (other than purely administrative notifications) received from the Borrower in its capacity as Agent.
The Agent has the same rights and powers pursuant to the Credit as any other Bank and may exercise such rights and powers in the same manner as if it did not hold the position of Agent.
     Instructions from the Banking Majority
Unless otherwise stipulated in the Agreement or in any related deed, the Agent shall act (or shall refrain from acting) in accordance with the instructions of the Banking Majority, which shall be binding upon all the Banks.
In the absence of any such instructions from the Banks, the Agent shall have the right to act (or to refrain from acting) in the manner judged by such Agent to be best in keeping with the interests of all of the Banks.
The Agent may nevertheless refrain from doing anything that, in its opinion, is or could be contrary to the law or which would or could involve its liability or give rise to legal prosecution.
     Exoneration from liabilities
The liability of the Agent, of its corporate officers, managers, representatives or employees, may not be sought with respect to the performance of its mandate, except in the event of grievous misconduct, and notably:
a)	the Agent shall have no liability toward the Banks for the inaccuracy of declarations made or for the non-performance of the undertakings made by the Borrower or by any third party in the Agreement and in any deed related thereto;

b)	the Agent shall have no liability toward the Borrower for any failings by the Banks in the performance of the obligations incumbent upon them pursuant to the Credit;

c)	the Agent may place its trust in any document that it believes to be authentic or signed by the authorized person or persons and in any communication that it believes to have been made by an authorized person; the Agent shall not be obliged to carry out any verification in order to ensure the accuracy or authenticity of the documents that shall be submitted in the context of the Credit and shall not be liable for the accuracy of the information transferred by his intermediary;

d)	the Agent shall not be liable for the legality, validity, compulsory force or enforceability of the Agreement or of all deeds relating thereto.
     Declarations and undertakings made by the Banks in relation to the Credit Agent
Each Bank declares:
a)	that its decision to participate in the Credit has been taken on the basis of its own judgment;

b)	that it has carried out, by its own means and in an independent manner, its own credit analysis and assessment of the financial situation, of the commercial activity and of the solvency of the Borrower;

c)	that it shall continue, in the future, by its own means and in an independent manner, to carry out its own credit analysis and to monitor the evolution of the financial situation, of the commercial activity and of the solvency of the Borrower.
Translation from the French

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If the Borrower or a third party should fail to comply with any one of the undertakings made pursuant to the Agreement and to any other document related thereto or provided or executed in the context of the Credit, each of the Banks undertakes to indemnify the Agent, within 3 (three) Business Days following a relevant request from the Agent and in direct proportion to such Bank’s investment, for all losses, costs, expenses or other outlay borne by the Agent as a result of such breach, without the Borrower being thereby released from his undertakings.
Translation from the French

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     Change in Credit Agent
The Credit Agent shall have the ability, subject to a minimum of 15 (fifteen) calendar days’ advance notice being given to the other Banks and to the Borrower, to resign from the office of Agent. The Banking Majority, after discussions with the Borrower, shall then appoint a successor.
If, within 30 (thirty) calendar days following the notification by the Credit Agent of its intention to resign, the Banking Majority has not appointed a successor to such Credit Agent, the latter, after consultation, shall have the right to appoint unilaterally any credit establishment (whether classed as a Bank or not) that agrees to act as its successor to the office of Agent.
The resigning Credit Agent must make available to its successor all documents and books and must provide such successor with all the assistance that could reasonably be requested from the Credit Agent for the purpose of the fulfillment of its office in application of the Agreement and of any deed related thereto.
The resignation of the Credit Agent cannot take effect until its successor has been appointed and has accepted its office.
The resigning Credit Agent shall then be released from all obligations pursuant to the Agreement and to any deed related thereto, but may, if applicable, claim its rights pursuant to the provisions of Article 14 herein. All reciprocal rights and undertakings between the successor and the other Banks and the Borrower shall be identical to those that would have existed had the Agent’s successor been the Credit Agent as from the signature of the Agreement.
After discussion with the Borrower, the Banking Majority may request the resignation of the Credit Agent under the conditions stipulated at Article 14.5 herein, which shall have a compulsory effect upon the Credit Agent and the Banks.
     15. THE SECURITY AGENT
     Designation
The Banks irrevocably appoint BNP Paribas as Security Agent in order to represent such Banks, in the capacity of agent acting both in its own name and on its own behalf, and in the name and on behalf of the Banks, for the purpose of receiving the Securities and carrying out all related formalities and, if applicable, enforcing the performance and the termination of the said Securities.
     Mandate
The Banks grant a mandate to the Security Agent, upon the execution of the Agreement:
-	to take all measures and to exercise all powers that are expressly conferred upon such Security Agent pursuant to the terms and conditions of the Agreement, as well as all those resulting from such Agreement or that are the consequence thereof;
-	to receive and to preserve, jointly on behalf of the Banks, the original copies of the Security documents and of any other document related thereto;
-	to carry out all formalities relating to the constitution of the Security as shall be deemed necessary by the Security Agent and, if applicable, to exercise all of the powers conferred upon any creditor and beneficiary of the said Securities under the conditions described below:
-	upon instructions from the Banking Majority, to proceed with the performance and termination, if applicable, of the Securities.
Apart from the cases expressly agreed pursuant to the Agreement, the Security Agent shall not have to take any initiative under its own liability, but shall act or shall refrain from acting in accordance with the written instructions of the Banking Majority or, as applicable, of the Banking Majority.
The Security Agent shall have the right to make the implementation of any instructions received from the Banks subject to the payment in advance by the latter of any reasonable advance on costs.
     Liability of the Security Agent
Neither the Security Agent, nor any of its directors, managers, employees or staff shall incur any liability, in relation either to the borrower or to the Banks, for any measures taken or that might not have been taken by them, in the performance of this Agreement or pursuant thereto, except in the event of any grievous misconduct or tortious intent by them.
The Securities Agent shall have no liability whatsoever toward the Banks and/or the Borrower concerning the validity of the Agreement or the accuracy of the declarations made herein, or in relation to the monitoring of the proper performance by the Borrower of the provisions of this Agreement.
Translation from the French

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The Security Agent shall not be held liable with respect to the Borrower for any failing or breach by the Banks in the performance of the undertakings resulting for such Banks from the Agreement, nor with respect to the Banks for any failing or breach by the Borrower in the performance of this Agreement.
The Security Agent may place its trust in any document that it believes to be authentic or signed by the person or persons authorized to do so by the Borrower, and shall not be obliged to verify the accuracy or truthfulness of such documents or of the declarations contained therein. With respect to the Banks, the Security Agent may, as far as legal questions are concerned, place its trust in the opinion of the internal or external legal counsel of such Banks.
The Security Agent shall communicate to the Banks all notifications and communications received from the Borrower in the context of the performance of this Agreement without any obligation to verify the accuracy thereof.
In no case may the Security Agent execute any settlement in the name of the Banks or represent the banks in legal proceedings, without special written authorization.
The Security Agent has the same rights, powers [and] obligations pursuant to the Agreement as any other Bank and may exercise such rights, powers and obligations in the same manner as if were not Security Agent and, in particular, may freely carry out all banking or other transactions with the Borrower, its subsidiaries or affiliated companies.
     Collection of funds in relation to the implementation of the Security
The Banks expressly agree that the funds relating to the implementation of the Security shall be provided to the Credit Agent, who shall be in charge of entering such funds into the accounts and allocating these funds as described at Article 16 of the Agreement.
The Security Agent cannot be held liable in relation to the Banks for the entry into the accounts and reallocation of the funds relating to the implementation of the Security.
     Compensation of the Security Agent
The Borrower must reimburse the Security Agent for all costs incurred by the latter during the performance or for the protection of all rights of the Banks pursuant to the Agreement, including all fees, costs of legal counsel, and attorneys, even when not subject to taxation.
Should the Borrower fail to make such reimbursement of costs, the Banks shall reimburse the Security Agent, upon first request from the latter accompanied by the corresponding documentary proof, for part of such costs in direct proportion to their level of interest in the global Credit.
     Succession to the Security Agent
The Security Agent may resign from this office at any time, in exchange for advance notice of a minimum of 30 (thirty) Calendar Days. Such resignation shall be notified by the Security Agent to each Lender Bank and to the Borrower.
Following such resignation, the Banking Majority shall appoint a new Security Agent (which shall be a reputable bank or financial institution), whose appointment shall being put to the Borrower for approval.
Such approval cannot be withheld by the Borrower, except on legitimate grounds, and, in the absence of any response from the Borrower within fifteen (15) Calendar Days following the request for approval notified by the Security Agent to the Borrower, shall be considered to have been granted.
The new Security Agent shall succeed to all of the rights and obligations of the previous Security Agent.
     16. MISCELLANEOUS
     Accounting
The Credit’s accounting shall be carried out in separate accounts, opened in the books of the Credit Agent and of the Banks in the name of the Borrower. Such separate accounts shall be excluded from any current account that the Borrower has or may have with the Credit Agent and the Banks and shall record only those transactions necessary for the repayment of the Credit. The Borrower acknowledges that the performance of the Credit and its repayment shall be sufficiently proven by the records of the Credit Agent and of the Banks.
Translation from the French

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     Place of payment
All payments to be made pursuant to this Agreement shall take place with the Agency of the Credit Agent.
The Borrower grants irrevocable authorization to the Credit Agent to withdraw the amounts necessary for the settlement of all amounts due pursuant to the Agreement from the accounts whose details are as follows: SOCIETE GENERALE — AGENCE DE BAYONNE 30003 00260 00025711726 ref. RIB 24
     Allocation of payments
Any payment made received by the Credit Agent pursuant to the Agreement or to documents relating to the Securities shall be allocated, if partial, in accordance with the following order of priority:
-	in payment of all commissions due and payable pursuant to the Agreement, as well as of all costs and accessories relating to the Agreement, then

-	in payment for all interest for late payment due and payable pursuant to the Agreement, then

-	in payment for all interest due and payable pursuant to the Agreement, and finally

-	in payment of any amount in principal due and payable pursuant to the Agreement.
     Division of payments
Any payment received by the Credit Agent pursuant to the Agreement or to the Security documents on behalf of the Banks shall, as soon as possible following receipt and subject to the other provisions of the Agreement, be repaid to each Bank in direct proportion to its investment.
If one of the Banks receives, in any manner whatsoever (and notably via a voluntary payment made by the Borrower or by off-setting) all or part of the amounts owed to such Bank pursuant to the Agreement, and if the amount received exceeds the amount that the relevant Bank would have received had payment been made to the Credit Agent and redistributed to the Banks, the relevant Bank shall transfer, within ten (10) calendar days, such excess amount to the Credit Agent which will then carry out its redistribution between the Banks.
The Bank, recipient of this amount, shall then be subrogated in the rights of the Banks in direct proportion to the amount paid by such Bank. If the Bank, recipient of this amount, is then obliged to make a reimbursement to the Borrower, the other Banks having been the beneficiaries of a proportional share in such payment must then restitute this amount to the relevant Bank, without any interest other than that generated by the potential investment of such amounts, and the subrogation of the recipient Bank to the rights of the latter Banks shall be resolved. The Borrower shall, in any case, remain liable for payment of all amounts thus restituted as well as for the interest and accessories incurred on such amounts as from the date of the reimbursement made by the recipient Bank.
No one Bank shall be obliged to share the amounts received or recovered by it following court or arbitral proceedings with any other Bank which, informed of such proceedings, did not voluntarily take part in them or which had not launched separate court or arbitral proceedings.
     Fiscal regime
The payment of any amount owed by the Borrower pursuant to the Agreement must be made net of all taxes, retained at source or debited in any manner whatsoever either at the present time or in the future.
     Occurrence of any new circumstances
The Credit Agent shall notify to the Borrower by recorded delivery letter with confirmation of receipt:
a)	the disappearance or absence of establishment during a period of 5 (five) consecutive TARGET Business Days of EURIBOR, by the European Banking Federation or any other third party substituted thereto (for a period of less than 5 (five) consecutive TARGET Business Days, the applicable index shall be the most recent known EURIBOR index); or

b)	the implementation of any new law, new regulation, modification to a law or to any legal disposition of a mandatory type or the modification of the interpretation given thereto by the courts or by the administration, that may result in one of the terms and conditions of the Agreement becoming unlawful, or in the remuneration of a Bank becoming reduced (excluding corporate taxation and other charges and taxes imposed on the Banks).
The Banks and the Borrower shall then have a period of 30 (thirty) calendar days starting from such notification in order to negotiate a mutually-satisfactory solution in order, as applicable, to substitute a new lending rate for that no longer available, or to render lawful the terms and conditions of the Agreement or again to ensure that the remuneration of the Banks will not be reduced.
Translation from the French

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The Banks shall not have the right to oppose any new Drawing while the negotiation described above has not been concluded. If, at the end of such period, no solution has been reached between the Banks and the Borrower, the Agreement shall be terminated automatically and all amounts owed by the Borrower shall automatically become due under the conditions described at Article 11.
     Absence of any release
The non-performance or late performance by the Banks of any right pursuant to this Agreement shall not constitute a release from the rights in question. Moreover, the partial performance of any such right shall not act as an obstacle to the subsequent performance of rights not yet fully exercised. The rights covered by this present Article shall be taken cumulatively with any right that may be granted by law.
     Notifications
All notifications relating to the Agreement must be addressed to:
-	for the Borrower:

Virginie FOURMON, PILOT SAS c/o NA PALI, rue de Belharra ZI de Jalday, 64500 St Jean de Luz [France]
Tel.: 05-59-51-57-50
Fax: 05-59-26-45-09
E-mail: virginie.fourmon@quiksilver-europe.com

-	for the Credit Agent:

Matthieu MAURAT, SOCIETE GENERALE, RESO/DSC/BOR/GES, Immeuble Le Millenium 2 et 3, 13, rue JP Alaux,
33072 Bordeaux CEDEX [France]
Tel.: 05-57-77-88-22
Fax: 05-56-38-66-29
E-mail: matthieu.a.maurat@socgen.com

-	for the Security Agent:

-BNP PARIBAS, Centre d’Affaires Sud Atlantique Entreprises, Les Bureaux de La Cité, 23 Parvis des Chartrons, 33000
Bordeaux [France].
Tel.: 05-57-57 93 03
Fax: 05-57-57-93-98

-	for the Banks:

CREDIT- LYONNAIS, LCL Direction Entreprises Dauphiné Savoie sis 1 rue Molière, 38000 Grenoble [France]
FAO Philippe PAUL
Tel.: 04-76-57-58-43
Fax: 04-76-57-58-18
E-mail: philippe.paul@lcl.fr
     Modifications and releases
The written consent of the Banking Majority shall be required for any modification to the Agreement or for any release from the rights conferred by the Agreement. Any modification or release accepted by the Banking Majority shall be binding upon all of the Banks.
By way of an exception from the preceding paragraph, the unanimous agreement of the Banks shall be required for any modification or release relating to (i) the definition of the Banking Majority, (ii) the extension of the Credit’s final due date stipulated at Article 2 or the postponement of the payment date of any outstanding amount, (iii) the reduction of the Applicable Margin or of any outstanding amount in principal, interests, commissions or costs, (iv) any provision according to which the consent of all of the Banks is expressly required or (v) this present Article 0.
Any modification or release relating to the rights and obligations of the Agent granted by the Agreement shall require the consent of such Agent.
     Credit Transferability
The Borrower shall not under any circumstances have the ability to assign or to transfer its rights and obligations pursuant to the Agreement without the prior unanimous and written agreement of the Banks.
Translation from the French

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A Bank may, subject to the consent of each of the other Banks, at any time proceed with the transfer of its rights and obligations pursuant to the Agreement in favor of another lending establishment. In such case, the assignor Bank shall undertake to inform the Borrower in advance of the beneficiary of such transfer of its rights and obligations pursuant to the Agreement. To this end, the Borrower shall authorize the Banks to disclose to any potential or eventual assignee all or part of their rights and/or obligations pursuant to the Agreement, as well as to any sub-participant any information concerning the Agreement or provided by the Borrower in the context of its performance, on the condition that the potential or eventual assignee is itself subject to banking secrecy rules or has signed a confidentiality undertaking. Prior to the disclosure of the information, the Banks shall inform the Borrower of the identity of the recipients of such information.
Each Bank shall be considered to have given its consent 3 (three) Business Days after notification of the request for its consent, except if such Bank has, within this period, specifically expressed its refusal to approve a given lending establishment as a new Bank. In this case, such Bank shall be obliged to substitute itself for the relevant lending establishment and to acquire the rights and obligations of the Bank wishing to make such an assignment.
As an exception to the foregoing, the consent of each of the Banks shall not be required if the new Bank is a member of the group to which the assignor Bank belongs, or if a Prepayment Event has arisen and continues.
In the event of the assignment under the aforementioned conditions, the Security shall be transferred automatically to the assignee and the Borrower shall be informed by mail or in accordance with the usual legal formalities.
     Law on Information Technology and Freedom of Information
The personal information obtained in the context of the Agreement is necessary for its implementation. Such information, together with any information obtained at a later date, is destined for the Banks for management purposes.
It is expressly agreed that such information may be disclosed by the Banks to their sub-contractors, partners, brokers and insurers, as well as to any legal entities within their group, for management purposes or for business development, it being stipulated that such disclosure may, if applicable, imply the transfer of data outside of France, notably towards countries that are not European Union Member States.
The Borrower may, on legitimate grounds, object to such data being the subject of any handling. The Borrower may also oppose, at no cost, the use of such data for the purpose of business development activities, notably marketing.
All rights of the Borrower relating to access to, rectification of and opposition to the transfer [of information] may be exercised via the Banks’ Agencies.
     17. APPLICABLE LEGAL REGIME AND COMPETENT JURISDICTION
This Agreement is governed by French law and any dispute relating to its interpretation or to its performance shall be brought before the Paris Commercial Courts.
Executed in Saint Jean de Luz, on March 14, 2008, in 4 original copies.
The Borrower:
Name: Sébastien LOUX
Title: President
The Credit Agent:
Name: Franck MEREL
Title: Directeur Commercial Entreprises
The Security Agent:
Name: Laurence PONS
Title: Responsable Grandes relations
Translation from the French

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The Banks:
CREDIT LYONNAIS
Name: Christophe DELECOURT
Title: Directeur Entreprises
BNP Paribas
Name: Laurence PONS
Title: Responsable Grandes relations
SOCIETE GENERALE
Name: Franck MEREL
Title: Directeur Commercial Entreprises
Translation from the French

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APPENDIX 1 — INVESTMENT BY THE BANKS

Bank	Investment	% of the Credit
LCL	€ 28,750,000	41.07%
SG	€ 22,875,000	32.68%
BNPP	€ 18,375,000	26.25%
TOTAL	€ 70,000,000	100%
Translation from the French

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APPENDIX 2 — MODEL NOTICE OF DRAWING / OF RENEWAL
From:

To:	Bank Agency Mr./Ms.
Date:

Subject:	credit granted by an agreement dated	(the “Agreement”)
This Notice of [Drawing/Renewal] is hereby made to you in accordance with the provisions of Article 6 of the Agreement.
The terms defined at Article 1 of the Agreement have the same signification in this Notice of [Drawing/Renewal].
We hereby serve notice upon you of our wish to [make/renew] a Drawing described as follows:
- Drawing amount:
- Drawing date:
- Interest Period:
Please credit this amount to our account opened with your Agency under the no.
We hereby confirm to you that all of the conditions precedent stipulated in the Agreement have been met as of the date of this Notice of [Drawing/Renewal], that no Prepayment Event and/or Material Adverse Event has occurred, or, to the best of our knowledge, is liable to occur, and that the statements made at Article 10 of the Agreement remain accurate.
Executed in           on
For:
Name:
Title:
Translation from the French

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APPENDIX 3 — LIST OF EXISTING SECURITIES AS OF THE DATE OF SIGNATURE OF THE
AGREEMENT
Translation from the French

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APPENDIX 4 — GROUP’S ORGANIZATIONAL CHART
Translation from the French

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APPENDIX 5 — GUARANTEE BY QUIKSILVER INC.
Translation from the French

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